CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 27, 2001, relating to the financial statements of Diamond International Group, Inc. for the year ended December 31, 2001 appearing in the Company's Form 10-KSB and our report dated April 30, 20001 for the quarter ended March 31, 2001 appearing in the Company's Form 10-QSB. Such report has been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts".

/s/ Weisberg, Mole & Company, LLP
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Hicksville, New York
July 18, 2001